PROMISSORY NOTE

U.S. $2,850,000.00                                        Hackensack, New Jersey
                                                          July 30, 1999


     FOR VALUE RECEIVED, Ladsleigh Investments Limited, BVI, a corporation promises to pay in immediately available funds and in lawful monies of the United States of America, to the order of

                  eVision USA.Com., Inc.
                  1700 Lincoln Street, 32nd Floor
                  Denver, Colorado 80203

or at such place as Lender or the holder hereof may from time to time designate in writing, the principal sum of Two Million Eight Hundred Fifty Thousand ($2,850,000.00) Dollars ("Loan"), together with interest at the rate of fourteen (14%) percent per annum, computed from the date hereof, in the following manner and upon the following terms and conditions:

     1. This loan shall be a one (1) year balloon with no payment due until all accrued interest and principal payments are due, on July 30, 2000.

     2. If any one or more of the following events shall occur or be continuing, it shall be deemed to be an Event of Default entitling the holder to pursue such remedies as set forth herein and in the Pledge and Escrow Agreement executed contemporaneously herewith:

     (1) The undersigned's failure to make the balloon payment of principal and interest within thirty (30) days when due;

     (2) The entry of any judgment or execution or attachment order which, in the reasonable opinion of the holder hereof, adversely affects the credit standing of the undersigned;

     (3) The failure of the undersigned to pay any principal or interest on any other borrowed money obligation when due after giving effect to any applicable cure or grace period, so that the holder of such obligation declares, or may declare, such obligation due prior to its stated maturity because of the undersigned's or any Guarantor's default thereunder;

     (4) The passing of title, legal or equitable, to the property described in the Security Agreement without the written consent of the undersigned.

     (5)  Any suspension of the undersigned's transaction of its usual business;
          or

     (6)  Liquidation and/or dissolution of the undersigned.

Upon the occurrence of an Event of Default, then the aforesaid principal sum or so much thereof as shall then remain unpaid, with all arrearage of interest thereon, shall, with notice or demand, at the option of the Lender become and be due and payable immediately thereafter, anything hereinbefore contained to the contrary notwithstanding.

     4. The undersigned shall be liable for all costs, charges, expenses and other sums incurred or advanced by the Lender (including legal fees and disbursements) to preserve the collateral securing this Note, collect the sums due hereunder, protect the Lender's interest, realized on the collateral.

     5. As further security for the performance of the obligations hereunder, the undersigned hereby gives to Lender a general lien upon the stock. The Lender shall have the right of set-off, in addition to any other right conferred by statute or operation of law.

     6. The proceeds of this Note shall be utilized for business investment purposes and as a result, this loan transaction does not fall under the regulations set forth in 12 CFR Section 226, et seq. In no event, however, shall the interest charged on the loan exceed that permitted by law.

     7. THIS IS A BALLOON NOTE REQUIRING PAYMENT IN FULL ON THE DATE OF MATURITY AND THE LENDER SHALL BE UNDER NO OBLIGATION TO REFINANCE THE AMOUNT DUE AT THAT TIME.

     8. In the event any provision of this Note is determined by competent authority to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Note, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any provision in any other jurisdiction.

     9. The provisions of this Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

     10. The provisions herein contained shall bind and inure to the benefit of the undersigned and the Lender and its respective legal representatives, successors or assigns (provided, however, that the undersigned shall not assign this Note without first obtaining the written consent of the Lender). Lender (or any subsequent Assignee) may transfer and assign this Note and deliver the collateral to the Assignee, who shall thereupon have all the rights of the Lender; and Lender (or such subsequent Assignee that in turn assigns as aforesaid) shall then be relieved and discharged of any responsibility or liability with respect to this Note and said collateral. For the purposes of this Note, wherever the term Lender shall be used it shall refer to any subsequent holder, successor or assignee hereof unless the context requires otherwise.

     11. The Lender is in possession of the stock pursuant to a Pledge and Escrow Agreement. The Lender has reviewed the value of the stock and has determined that the value of the stock is sufficient to satisfy the loan amount in the event of default, leaving no deficiency under the Note. The Note is solely the obligation of Ladsleigh Investment Limited, BVI.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals or caused these presents to be signed by its duly authorized partners on the day and year first written above.

                               LADSLEIGH INVESTMENTS LIMITED, BVI

                               By: /s/ Robert H. Schandler
                                  ----------------------------------------------
                                   Robert H. Schandler, Director

WITNESS:


------------------------------------

                                        2